Exhibit 99.2
ASYST TECHNOLOGIES, #11067664
ASYST TECHNOLOGIES Q1 FY QUARTER 2007
August 3, 2006, 2:00 PM PT
Chairperson: Stephen Schwartz

Operator:	Good afternoon ladies and gentlemen, thank you for standing by. Welcome to the Asyst Technologies First Quarter fiscal year 2007 conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should require operator assistance during the conference, please press the star key followed by the zero.

As a reminder, this conference is being recorded today, Thursday August 3rd, of 2006. I would now like to turn the conference over to John Swenson, please go ahead sir.

John Swenson:	Thank you and good afternoon everyone and welcome to the fiscal 2007 first quarter conference call for Asyst technologies. A press release detailing partial results for the quarter was distributed by BusinesWire at approximately 1:00 p.m. Pacific Time this afternoon, August 3rd 2006.

The release will be posted to our website, which is at www.asyst.com. To access the release, interested parties should click on the “Investor Relations” link, followed by the press release link. I need to remind you that, during today’s call we will make forward-looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statement made. These risk factors are described in our most recently filed reports with the SEC, as well as today’s press release.

Now to our call. Steve Schwartz, Asyst’s CEO, will discuss highlights for the first quarter and will provide an update on the Special Committee Inquiry related to past stock option grants. The discussion of the quarter will not include detailed GAAP or non-GAAP results because of the ongoing Special Committee inquiry and the potentially related impact to our financial statements.

After the formal comments, Steve and I will be happy to take your questions. And now I’ll turn the call over to Steve Schwartz. Steve?

Steve Schwartz:	Thank you John and thank you all for joining us today. Asyst had another strong quarter from the standpoint of bookings, operational execution and customer wins. However, before discussing highlights for the quarter, I have a brief update on the Special Committee inquiry and its implications for our reporting schedule and our continued listing on NASDAQ.

In June, the Special Committee of Independent Directors began its review of our past stock option grants, looking at more than 10 years of grant activity. The Committee’s inquiry is continuing. However, their preliminary finding is that, during this period, there were instances when incorrect measurement dates were used to account for certain option grants. The Special Committee has not yet determined the financial impact of these incorrect measurement dates or whether the impact would be material to any prior fiscal period.

Once the Special Committee completes its inquiry, it may determine that the financial impact is material to certain prior fiscal periods. And in such cases, the Company would be required to report additional non-cash charges for stock-based compensation expense and related tax impact, if any.

Until the Special Committee’s inquiry and related accounting review are complete, we will not be in a position to report detailed results for the June quarter, or to file our annual or quarterly reports with the SEC. At present, we do not expect the Special Committee’s inquiry, or the related accounting review, to be complete until sometime after the August 9th due date for filing our 10Q for the June quarter.

We have been in discussions with the NASDAQ staff and currently have a hearing scheduled with the Listing Qualifications Panel for the end of August. We expect at that time to provide NASDAQ with an update on the Special Committee’s inquiry and our filing status. Although we can provide no assurance of the outcome, we do believe that we will be able to work with the NASDAQ to avoid de-listing.

As much as we’d like to provide you with our full results and complete answers to your questions we will be limited because of the independent nature of the Committee and the fact that the review is not complete. While the Special Committee and its’ advisors do their work, the Management Team is staying focused on running the Company and the opportunities we have in front of us.

Now, we’ll move on to highlights for the quarter. Consolidate net sales were $117 million, up from $110 million in the prior quarter. Net sales at API were $51 million, up approximately 10% from the $46 million we reported for the fourth quarter. We had a record quarter for ATI for Spartan Unit shipments and we saw our cumulative Spartan shipments top 240 units.

Net sales at Asyst Shinko, were $66 million, up from $64 million in the prior sequential quarter. Sales related to flat panel display at ASI were approximately $6 million, compared with $8 million in Q4. Overall, sales broke down as follows: 300mm, 69%; 200mm, 13%; flat panel 6% and service and spares 12%. OEM’s represented 31% of sales and the remainder, or 69% of sales, came from end-users. By geography, sales broke down as follows: North America, 26%, Japan 42%, Taiwan 11%, other Asia Pacific 12%, and Europe 9%.

We would like to provide more detail on the P & L but again, are limited on what we can say. We can comment that our operational execution during the quarter was solid and we are on track with our cost reduction programs. Cash, cash equivalence and short-term investments at quarter end totaled $106 million, down slightly from $110 million at the end of March.

We also increased borrowing on our working capital lines in Japan by approximately $11 million. The decrease in cash and the increase in debt primarily reflects investment in working capital related to the ASI sales ramps. As previously announced subsequent to the end of the quarter, we closed and funded the ASI transaction with approximately $20 million of cash and $95 million of new Yen-based borrowing on our credit facility.

Now, moving on to bookings. Bookings for the first fiscal quarter were up 12% sequentially, to $173 million, which was significant given the strength of semi-conductor AHS in the March quarter. The more than $160 of semi-conductor bookings marks a new record for the Company and total bookings were up more than 100% from the trough we saw in the December quarter of 2005.

Bookings at ASI were up 19% sequentially, to $118 million. Semi-conductor bookings were another near record for ASI. Our large semi-conductors wins in the quarter, all from current customers, included a Phase II expansion for a foundry customer in Taiwan, a Phase IV expansion for a flash customer in Japan and a new fab, for a de-ram customer in Taiwan.

We also won approximately $10 million of flat panel AMHS in the quarter, most of it related to an expansion for a current customer in Korea. Our flat panel business is profitable at current levels and we continue to invest with the objective of pursuing Gen 5.5 and Gen 8 opportunities this year and into calendar 2007.

Bookings at ATI were essentially flat at just over $55 million, which represents a 72% increase over ATI’s recent low quarter of one year ago. Bookings of Spartan products, both sorters and EFEM, doubled quarter-over-quarter and represented 15% of ATI’s bookings in the period. Spartan sorter win included our first volume order from a large flash customer in Japan, our first penetration of a large memory manufacturer in Taiwan and two wins in China. The large memory orders from Japan and Taiwan were significant market share wins for the Spartan, as these large customers had used competitor’s systems for their earlier 300mm production. With these market share gains the Spartan Sorter now, has penetrated 15 major chip and wafer manufacturers across 23 separate 300mm production fabs.

We had one new design win for the Spartan EFEM in the quarter, but more importantly, we’re receiving volume orders from EFEM customers that now are beginning to ramp their tools. We currently have nine OEM’s on the Spartan platform, representing 11 different tools and we are actively engaged with more than a dozen additional OEM’s for potential design wins.

Spartan has the leading particle performance, high reliability and serviceability, competitive costs and short lead times. It continues to be a highly differentiated product that is positioned to take advantage of the continuing outsourcing trend at the tool front-end.

We’re slightly ahead of schedule in cost reduction programs for the Spartan EFEM. In addition, we’ve been very successful at signing OEM’s to service contracts for the product, including two such wins in the first quarter. Currently, 85% of all new Spartan EFEM’s carry a service contract.

As a result of the strong bookings activity, we ended the quarter with $213 million of total backlog, which is up significantly from the $156 million we reported at the end of Q4. This represents approximately five months of backlog at current sales levels.

Moving to net bookings by region, the results were as follows: North America, 21%, Japan 35%, Taiwan 31%, other Asia Pacific 9% and Europe 4%. Bookings were 21% to OEM’s and 79% to end-users. By product type, 300mm represented 65% of total bookings, 200mm was 14%, flat panel was 6% and service and spares represented 15%.

We announced in mid-July that we had completed the purchase of our additional stake in Asyst Shinko, increasing our current ownership from 51% to 95.1%. At the announcement of the deal and at Semi-Con West, we talked about five key opportunities to derive value from this new ownership structure. First, we’re accelerating the implementation of our integrated product roadmap. This includes continued improvements in the interoperability of current ATI and ASI products, as well as the focused development of future products.

Examples include the Stocker Integrated Sorter, direct loading load ports, connectivity software, auto ID and conveyor-based transport and buffering solutions. When we consider that, as much as 90% of a wafer’s cycle time is spent in transit or in storage, Asyst is uniquely positioned to positively impact customer’s manufacturing productivity, flexibility, investments in work-in-process inventory and return on capital.

Second, we’re advancing our ongoing global supply chain initiatives at ASI. Our current supply chain provides excellent quality and performance, as well as improving costs. We are preserving these supplier relationships where appropriate, but at the same time, we are asking all suppliers to become more competitive with lower cost sources.

Third, over time we’ll transition to a single global sales force, which will streamline our account management and facilitate the marketing of more multi-product and system level solutions for our customers. Fourth, we have a significant service opportunity. ASI’s installed base continues to grow and the dramatic expansion that began in 2004, is feeding significant growth in the AMHS service opportunity, starting in 2007.

As one global company that touches every aspect of fab automation, we also have untapped opportunities to bring unique value-added consulting and service solutions to our customers.

Fifth, we’re moving to better align operating expenses by region and by legal entity. The objective is to ensure that we are properly expenses in high tax regions and not unfairly burdening our US operations where we have significant net operating loss carry-forwards.

In summary, we’re very excited about the growth and profitability for Asyst in Asyst Shinko as one focused global company. And because of our nearly four years together, we have a running start on most of these initiatives.

Now to our outlook. For our fiscal second quarter ending in September, we expect both ATI and ASI to show sequential increases, resulting in consolidated sales in a range of $120 to $130 million. Consistent with our guidance last quarter, we continue to see an inflection in ASI sales starting in the December quarter, in line with the large bookings we’ve recently reported.

With the ASI transaction closing in mid-July, we would expect to realize approximately 80% of the benefit of the new ownership structure in the second quarter, along with interest expense relating to our financing of the deal. Our working assumption on the interest costs is based on approximately $95 million of incremental borrowing, with interest and amortized financing costs of 4 to 4.5%.

In conclusion, I want to reiterate that we’re staying focused on our business and our customers. Over the past six weeks, we successfully completed negotiations on the ASI transaction and closed the deal. Our strong bookings and design win activity speak to our ability to continue to earn the trust of our customers and to gain market share.

We believe that fab spending on automation is growing and that Asyst is the best-positioned company to capitalize on this opportunity. That concludes our formal comments and now we’ll ask the operator to come back on so we can field your questions.

Operator:	Thank you, ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star key, followed by the one, on your push button phone. If you would like to decline from the polling process, please press the star key followed by the two. You will hear a three-toned prompt acknowledging your selection and your questions will be polled in the order they are received.

If you are using speaker equipment, you will need to lift the handset before pressing the numbers. And our first question comes from Timothy Arcuri with Citigroup, please go ahead.

Arthur Smalley:	Hi, this is Arthur Smalley calling in for Timothy Arcuri, a couple of questions. First, it seems like you’re seeing a big pull in in ASI semi-bookings, is this mostly [inaudible] or is this a surprise to you guys?

Speaker:	It’s difficult to predict. Let me give you some flavor, in the quarter we had four orders that were greater than $10 million, one was for flash, one was for foundry, one was for D-ram, one was flat panel. So, it’s pretty broad based.

The nature of our outlook for bookings is such that a single project can increase or decrease the bookings. It has been strong, not stronger than we imagined possible but a little bit stronger in the first quarter than we’d thought when we exited the fourth quarter.

Arthur Smalley:	Okay and if I look at your revenue guidance and then, if I compare it to the surge in bookings you’re having end of the third quarter, can you kind of reconcile that? Is this just a timing issue? It seems the revenue guidance is a bit weaker than the bookings that you reported.

Speaker:	Actually, the revenue guidance is consistent, even with what we reported a quarter ago, when it was even more difficult to explain. In our forecast, we predicted that the December and the March quarters would be up significantly compared to June and September. That’s still the case right now so we’ve got a very similar outlook for the September quarter that we had. December quarter is where we anticipate that sales will begin to shift up significantly from the June quarter levels. There hasn’t been a change there.

Arthur Smalley:	Okay and one last one, the gross margin. So if I look at your backlog, what percentage of that is ATI and how do you see the gross margin trend moving forward, as ASI is probably a bigger portion of the backlog?

Speaker:	So, end of quarter backlog ATI is $40 million.

Arthur Smalley:	Okay.

Speaker:	ASI, $172.

Arthur Smalley:	And the gross margin progression for the second half?

Speaker:	We’re not going to be able to comment on any of the lower items on the P & L unfortunately. And we apologize because we’d like to but until we’re finished with the Special Committee inquiry, we just can’t get into any other details on the P & L.

Arthur Smalley:	I understand thanks.

Operator:	Thank you, our next question comes from Robert Maire with Needham & Company, please go ahead.

Robert Maire:	By the way, congratulations on some really nice order numbers, very impressive. In terms of order rate going forward, now that we’re another month into the quarter, what’s your sort of near term momentum? Is it continuing the same, do you see any caution out there? Sort of what’s your expectation for auto momentum going into the current quarter?

Steve Schwartz:	Robert this is Steve, I’ll try on this one. We don’t guide bookings but I’ll give you a similar outlook to what we were able to do last quarter.

We think, at the ATI level it feels, in the current quarter, very similar to what it was in the June quarter. So, it feels like about the same level.

Robert Maire:	But, so not back-end loaded, front-end loaded fairly linear loading [inaudible] quarter?

Steve Schwartz:	Yep, pretty linear. On the ASI side, we did imagine that as a result of very strong bookings that we had in the March quarter, we thought that June might be down a little bit. And again, a single order can move that around.

So, it feels again like... the remainder of our fiscal year feels like it’s going to be pretty strong. It would be tough to keep up with the current booking level, the booking level we had in June in ASI. But, again, we thought that in March as well. So there’s a lot of business in the pipeline that we see over the next few quarters, a single order can move us up or down.

Robert Maire:	Okay. In terms of capacity, given the substantial amount of orders out there, any capacity issues or capital investments you’re going to have to make to get to those revenue levels?

John Swenson:	No, Robert this is John. It still remains a pretty low capital-intensive business.

Robert Maire:	Okay, so no real changes there. And in terms of fab projects, maybe you could give us your kind of view on the fab projects you’re tracking? We’ve heard from some other guys out there and you know you have this normal sort of lead of the industry, your bookings would seem to indicate that... maybe I’m reading too much into it, but there may be some strength going into ’07 for other tool bookings and such. Are there projects sort of rolling, the projects that you booked in the quarter, are they rolling into ’07 now?

John Swenson:	They are, Robert this... there’s no news on our customer list. The people who are building factories are the same ones that everybody’s been looking to, to continue to expand. We happened to get the AMHS, as we always have, a little bit in advance of when the tools are ordered, sometimes by a couple of quarters. So the fab’s that people are tracking are the one’s where we’re beginning to book business. And it does look like, into ’07, the business still remains pretty robust.

Robert Maire:	Okay and one last question. Any change in attitude from your OEM customers, either more or less conservative or any particular view out of them?

Speaker:	For our visibility, [inaudible] really no change right now. So, it still feels pretty good.

Robert Maire:	Okay great, congrats again.

Speaker:	Thank you.

Operator:	Thank you, our next question comes from C.J. Muse with Lehman Brothers, please go ahead.

Opal:	Hi guys, this is Olga I was calling in for C.J. Muse. Just turning to the Spartan EFEM. Can you just talk about how many customers you currently have using the Spartan EFEM? And, if you can break out what percentage of the 240 units you have out there is the EFEM, versus the sorter.

John Swenson:	Sure, Olga this is John. So, a total of nine OEM’s now with design wins on 11 different tools. There are basically three of those OEM’s that are contributing to the lion’s share of the current shipments. And I did not bring the breakdown EFEM versus sorter units with me. But of that 240, it’s about a quarter of that right now is EFEM. But the ramp rate on EFEM is a lot faster now than sorter.

Steve Schwartz:	And Olga, just to give you a sense for ultimately, what ought to happen in that business... in a fab, there’ll be somewhere between 25 and 100 sorters, depending on the type of technology and how the customer elects to use a sorter. And in those same fabs, there’ll be an opportunity for somewhere between 400 and 1,000 Spartan EFEM kind of applications.

[Unintelligible] more EFEM’s than sorters in unit base opportunity.

Opal:	So, based on that, what kind of... going through the end of calendar ’06, what kind of breakdown do you see of that end of the year was between the EFEM’s and the sorters?

Steve Schwartz:	We’re not projecting out that far for you Olga, I’m sorry.

John Swenson:	But EFEM’s have a chance to surpass the sorter in units on a shipment base here, pretty soon.

Opal:	Okay and then, just... I know you’re not commenting on the P & L, but can you just give a general outline as to how your outsourcing is going and just [inaudible] and the other cost cuttings? Maybe just in a sort of qualitative way?

Speaker:	Olga, about all we can say is the things that are on or ahead of schedule. It continues to be a relationship that’s working very well and staying on the commitments that we make to one another. So that, we’re really pleased and they continue to stay on course.

Opal:	All right, thanks a lot.

Operator:	Thank you, our next question comes from Darice Lu with Maxim Group, please go ahead.

Darice Lu:	Good afternoon guys. You mentioned that the summer will be an inflection point for Asyst; can you give us some color on the magnitude of that inflection?

Steve Schwartz:	Darice this is Steve, I think when we talked about inflection we talked about the ASI revenue levels. We anticipate that the revenue for the December quarter will be up pretty considerably when we look at how we built a lot of backlog. We’ll likely be able to reduce some of that backlog beginning in the December quarter. So the forecast that we have for ASI revenue will be up in the range, maybe 20% higher in the December quarter compared to... in December compared to September.

Darice Lu:	Okay and then, in your prior calls you’ve mentioned an expected L.G. Phillips 8G order by the end of this calendar year. Now that LPL’s moved out those plans by about six to nine months, does that affect your’07 revenue picture?

Steve Schwartz:	It doesn’t impact our ’07 revenue Darice. We continue to look at the flat panel opportunity as one that we’ll participate in as we can be profitable. We’re very selective and we’re looking at, as you know, a very short list of opportunities. And it’s one we don’t have built in right now but we are focused on opportunities to win.

Darice Lu:	Okay and I’m not sure if you can answer this, regarding the composition of orders received in ASI this Q, can you give us some color in terms of whether or not they’re at historical margin average or higher?

Steve Schwartz:	We can’t guide... or indicate right now, Darice.

Darice Lu:	Okay. And then my last question is can you update us on your CFO search and whether or not the current lack of a CFO will slow down the investigation?

Steve Schwartz:	We’re seeing a lot of very strong candidates but we need to make sure that we have the right one. So, that’s an active search and progressing very well. The activities going full speed ahead with a really dedicated finance and legal team supporting the Special Committee. It’s... independent of whether a CFO is here or not, full cooperation and full support from the Company without any slow down.

Darice Lu:	Okay fair enough, thanks guys.

Operator:	Thank you, next question comes from Ben Pang with Prudential, please go ahead.

Ben Pang:	Thanks for taking my question. First of all, on the bookings, I just want to make sure that I understand for the quarter that you guys just finished were you guys originally guiding the bookings were going to be slightly down?

John Swenson:	Ben this is John, we... as you know we never give specific guidance. What we had said last quarter was that, we expected to still have a book-to-bill ratio in excess of 1.0. But, as Steve said, because you can get one project that could come in on the [inaudible] side and swing bookings dramatically, we never try to put a sharper pencil than that to our guidance. So, we’re prepared for the possibility yes, that, bookings could have been down slightly in June and as it turned out, they were a little better.

Ben Pang:	So, this is basically just one of these larger projects that you got that provides a kind of better outlook than you expected for bookings, right?

Steve Schwartz:	Ben, a combination of things. One the projects have come a little bit larger and some Q2 opportunities came to Q1.

Ben Pang:	And is that due to like any lead-time issues or anything? Is your lead-time starting to stretch out on the ASI part of the business?

Speaker:	It’s not a lead-time actually, because we’ve had orders in place now for quite some time with requested deliveries in the December quarter for example. So, we would have been prepared to ship more product in the June quarter, could’ve been prepared to ship more product in September quarter but, we’ve been targeting December for a pick-up in the business.

Ben Pang:	Okay and switching gears a little bit onto your Spartan... you commented earlier in response to a question that, you expect a growth rate, I guess on the EFEM to be higher than the sorter is that right?

Speaker:	Yeah, the unit base ought to be... for similar market success, the unit-base ought to be much higher for the EFEM.

Ben Pang:	Okay and... you sell the sorters directly to the fab’s though, right?

Speaker:	Correct.

Ben Pang:	But, so when you get that type of order doesn’t that have a much higher unit value relative to I guess, the 11 OEM design wins? Are those kind of depend on how the market share is going for those products, right?

Speaker:	Ben, you’re right in that the ASP on the sorter is substantially better and the... when we win a sorter with a fab, it can be a multi-sorter order. So, very strong in terms of the revenue contribution.

But, in terms of a served market, the sorter is an $80 to $100 million served market, the EFEM is today, $100 million market that at one point could equal the market for loadports and atmospheric robots. So, we think that market opportunity is several times larger than the sorter. Albeit at an ASP that’s half of what the sorter is.

So, the unit opportunity is huge over time. But you’re right, you have to get the design win and wait if you will, for that OEM to ramp that tool.

Ben Pang:	Do you have an expectation for the design wins by the end of the year? End of the calendar year?

Speaker:	Ben, we’re marching toward a target of two per quarter is what we’d like to average.

Ben Pang:	So, like 15 by the end of the year?

Speaker:	That would be a good objective for us, yes.

Ben Pang:	Okay and last question, on the flat panel you mentioned specifically that you’re targeting the 5.5 and Gen 8, is that correct?

Speaker:	Yes.

Ben Pang:	And Gen 8, can you give us a status I guess, of what you guys need to do to win business there?

Speaker:	Okay let me try to summarize. We need to change technology and we’ve known that since we stepped out of the new business area after Gen 6. So, we didn’t have a technology that was extendable, even to Gen 7. We have a different concept that we’ve worked on for Gen 8. The Gen 5.5 opportunity we’re talking about is one that... if we take it and if we win it, will give us a chance to try out the Gen 8 technology at a Gen 5.5. site.

And so, that’s why we’re talking about Gen 5.5 as a chance right now, it’ll give us a chance to look at the Gen 8 technology in a 5.5 embodiment.

Ben Pang:	And if that, I guess, doesn’t work or is not successful then your Gen 8 opportunities are delayed... to the middle of 2007 or something, is that how we should think about it?

Speaker:	Yeah, if we go to Gen 5.5 with this technology and it’s not suitable, we’ll have to re-think the Gen 8 strategy, correct.

Ben Pang:	Thank you very much I appreciate the questions.

Operator:	Thank you next question comes from Hari Chandra with Deutsche Bank, please go ahead.

Hari Chandra:	Thank you. This is in relation to the increase in the ASI stake. Can you size up the EPS opportunity from the way you have been recognizing the costs, [inaudible] quarter the March quarter. How much incremental opportunity is there in [inaudible] without any other thing changing?

John Swenson:	Hari this is John. Would love to be able to give you the very simple answer to that question because there is a simple answer. We’re not going to be able to refer to prior period EPS unfortunately, because of any potential stock comp that’s in any of those historical numbers Hari.

Here’s maybe one way though, I can answer it for you. The minority interest at ASI last year was about $0.30 and we have increased our stake in ASI by 90%. So, 90% of that minority interest theoretically, would then flow to the consolidated company, based on last year.

Hari Chandra:	Thanks. And on the cost cutting, cost cutting is going ahead of expectations. How soon can we see the opportunity getting translated [inaudible] six or nine months? Or is there any dollar a month that you’re targeting at?

Steve Schwartz:	Well Hari this is Steve, first you’ll see [inaudible] as soon as we can show them to you as part one. The other thing is it looks like...we’ve already begun by the way. So some of the activities going on were accelerating some of those opportunities.

What we’ll try to do on subsequent calls is identify for you every quarter, what the impact was of some of the cost reduction activities that have taken place. But some movement in the supply chain has already started for some commoditized products. But likely, the more measurable ones will be nine to 12 months out, for the bigger moves and bigger changes to any supply chain in ASI.

Hari Chandra:	Thank you.

Operator:	Thank you, our next question comes from Jay Dehna with J.P. Morgan, please go ahead.

Jenny Yune:	Hi, it’s Jenny Yune[ph] for Jay Dehna, just to switch gears for just a second, regarding the stock option investigation and the delay of the SEC filings, have you had discussions with your counterparts at the NASDAQ? And like, are you comfortable that you won’t be de-listed or anything like that?

Speaker:	Jenny, we have an open communication channel with the NASDAQ. We’ll certainly remain in compliance with everything. We hope that, when we have the chance to meet them at the end of the month that, we’ll be able to show them a timeline to complete the process and a timeline to have the K and Q on file to get back into compliance from a listing standpoint.

We also think we’ll be able to show that, the grant practices of the company have improved over time and that, we’re making any corrective measures if they need to be made. So, we’re in compliance. We think we’ll be prepared adequately to meet with them. That’s about all we can tell you right now.

Jenny Yune:	So, have they come back to you and said things like that they have seen this with other companies and this is kind of how they’re approaching it or anything like that? Or...?

Speaker:	No communications like that Jenny.

Jenny Yune:	Okay then, are there going to be any additional expenses associated with this investigation? Like accounting and legal fees?

Speaker:	We anticipate obviously, there will be. Jenny right now we’re budgeting about $1 million in the current quarter for costs and fees and we anticipate that there’ll be some costs that will continue in subsequent quarters.

Jenny Yune:	Okay, thank you.

Operator:	Thank you, ladies and gentlemen if there are any additional questions please press the star key followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers.

And our next question is a follow-up from Robert Maire, please go ahead.

Robert Maire:	Similar follow-up on the investigation question. Is the timing we’re talking about that you get a notice of deficiency and then six months to cure and that’s one of the standard timeline? And is it any different than the last time you spoke to NASDAQ? Are they any pickier given that this is the second time through?

Speaker:	Robert, I can’t comment on the six month timing even, but I think this is probably, what companies in a similar position are going through, in terms of what’s been asked and what we’ve provided.

So, we’re in compliance with everything that’s been asked and we’ll probably find out more when we meet with them at the end of the month.

Robert Maire:	Okay and when you meet with them at the end of the month, are you going to put out some sort of release to the investing public or public press release, to indicate what the outcome of that was?

Speaker:	Robert, at every step where we have something that we’re able to report, we will.

Robert Maire:	Okay great, thank you.

Operator:	Thank you, management there are no further questions at this time, I’ll turn it back to you for closing comments.

Speaker:	Okay thank you everyone for joining us on the call today and we do look forward to speaking with you again, soon.
Thank you.
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